Exhibit 99.1

PRESIDENT’S COMMENTS AT GOLDFIELD’S ANNUAL MEETING
MELBOURNE, Florida, May 24, 2018 - The Goldfield Corporation (NYSE American: GV) released the comments made earlier today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation’s annual meeting of stockholders. Goldfield is headquartered in Melbourne, Florida, and through its subsidiaries, Power Corporation of America, C and C Power Line, Inc. and Southeast Power Corporation, is a leading provider of electrical construction services for the utility industry and industrial customers, with operations primarily in the Southeast, mid-Atlantic, Texas and Southwest regions of the United States.
THE GOLDFIELD CORPORATION
ANNUAL SHAREHOLDERS’ MEETING MAY 24, 2018
COMMENTS BY JOHN H. SOTTILE, PRESIDENT
Last year at this time, I announced that in 2016 Goldfield achieved its highest revenue and earnings in its 110 year history as a public company. Our record performance makes the comparison of 2017 to 2016 challenging. That being said, Goldfield’s revenue has grown at a 7% compounded rate over the last five years.
Comparing 2017 to 2016, Goldfield’s revenue declined 13% to $114 million from $130 million due primarily to the inclusion in 2016 of certain large, higher margin fixed-price projects that did not occur in 2017. This was partially offset by storm restoration work and increased master service agreement, or MSA, work.
Gross margin in 2017 was also adversely affected by third and fourth-quarter losses in our Texas operation. This was primarily attributable to the retention of personnel in anticipation of projects that did not materialize.

In the fourth quarter of 2017 positive changes began happening for Goldfield as a result of project bidding modifications. Importantly, fourth-quarter 2017 electrical construction revenue improved by $4 million, or 16% over the third quarter. Also, gross margin improved from 14% in the third quarter to 16% in the fourth quarter as overall bidding and project awards improved.
This momentum continued through the first quarter of 2018, as we experienced our third consecutive quarter of revenue and gross margin improvement. First-quarter 2018 electrical construction revenue improved $7 million, or 25%, over the fourth quarter of 2017. Gross margin improved to 22% in the first quarter from 16% in the fourth quarter.
Furthermore, we finished 2017 with a healthy backlog. Total backlog increased 13% to $214 million at year-end 2017 from $190 million at year-end 2016. Moreover, 12-month electrical construction backlog improved to $110 million at December 31, 2017, compared to $98 million one year ago, while 12-month estimated MSA backlog increased 18% to $83 million.
This momentum also continued in the first quarter of 2018 as our twelve-month electrical construction backlog improved 40% over the first quarter of last year to a record $111 million. This improvement demonstrates the strength of our business fundamentals and gives us visibility for continued growth.
Additionally, Goldfield recorded a one-time, $2.5 million, or $0.10 per share, income tax benefit primarily due to the tax act passed in late 2017. We are planning to utilize this benefit to increase field and administrative salaries and to continue to upgrade our fleet of equipment.
We also finished 2017 with a solid balance sheet. At year end, we had cash and cash equivalents of $19 million and working capital of $36 million. This compares to cash and cash equivalents of $21 million and working capital of $33 million at year-end 2016.
We are proud to have been part of the storm restoration effort following Hurricane Irma, one of the largest in U.S. history. Our Texas and Florida crews worked cohesively and without incident, demonstrating a very successful effort.

As a member of the Electrical Transmission & Distribution Partnership we continuously endeavor to improve safety for our employees. This partnership is a formal collaboration of industry stakeholders including premier electrical contractors, OSHA, EEI, IBEW and NECA. Now, I would like to share with you some developments during the first quarter which we believe will put us in a favorable position to capitalize on this robust market for years to come. In Texas, we recently signed a new three-year MSA with a major utility having an ambitious T&D construction program. The addition of this MSA will materially enhance our regional footprint and project bidding opportunities. Our experience, proven track record and depth of resources in this geographic region will enable us to provide expertise in bringing projects to a successful and timely completion.
Additionally, we have been actively pursuing new customers in adjoining states to expand both MSA and T&D bid work.
Finally, we have expanded our substation operations to include our mid-Atlantic region. Projects have recently been awarded under this expansion.
Industry activity and trends continue to point to historic investments in electrical infrastructure. We believe we are well-positioned in this competitive market to win our share of future projects.
That being said, our priority is to focus on profitable growth and increased margins. Accordingly, we remain focused on project execution and a disciplined approach in our bidding and operational activities.
The United States power grid is aging. We anticipate a higher level of investment by our utility customers to upgrade transmission and distribution systems. Our solid financial position, strong customer base and commitment to attracting and retaining an outstanding workforce should favorably impact future results.
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About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic, Texas and Southwest regions of the United States.
For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company’s website at http://www.goldfieldcorp.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.
For further information, please contact:
The Goldfield Corporation
Contact: Kristine Walczak
Phone: (312) 780-7205
Email: kwalczak@dresnerco.com